Exhibit 10.1

CONTRIBUTION AGREEMENT

by and among

ZVV MEDIA PARTNERS, LLC

VINCO VENTURES, INC.

and

ZASH GLOBAL MEDIA AND ENTERTAINMENT CORPORATION

Dated as of January 19, 2021

Annexes:

Annex A:	Definitions
Annex B:	Vinco Ventures Contributed Assets
Annex C:	ZASH Contributed Assets
Annex D:	Form of Operating Agreement
Annex E:	Vinco Ventures Assumed Liabilities
Annex F:	ZASH Assumed Liabilities

Schedules:

Vinco Ventures Disclosure Schedule

ZASH Disclosure Schedule

CONTRIBUTION AGREEMENT

This Contribution Agreement (“Agreement”), dated as of January 19, 2021, is entered into by and among ZVV Media Partners, LLC (“Company”), Vinco Ventures, Inc., a Nevada corporation (“Vinco Ventures”), and ZASH Global Media and Entertainment Corporation (“ZASH”). Annex A hereto contains definitions of certain initially capitalized terms used in this Agreement.

W I T N E S S E T H:

WHEREAS, Vinco Ventures is a mergers and acquisitions company with vertically integrated digital media company;

WHEREAS, ZASH is the owner of the ZASH brand and produces various consumer content, including clip-show content, educational content, and more. Additionally, ZASH has assets that include a production studio and video editing facilities;

WHEREAS, Vinco Ventures and ZASH desire to establish a newly formed company in order to engage in the development and production of consumer facing content and related activities;

WHEREAS, Vinco Ventures and ZASH have executed an Agreement to Complete a Plan of Merger as set forth in the terms and conditions;

WHEREAS, in furtherance of the foregoing, Vinco Ventures desires to contribute (the “Vinco Ventures Contribution”) to the Company the assets set forth on Annex B hereto (the “Vinco Ventures Contributed Assets”), and ZASH desires to contribute (the “ZASH Contribution”) to the Company the assets set forth on Annex C hereto (the “ZASH Contributed Assets”); and

WHEREAS, at the Closing, Vinco Ventures and ZASH shall enter into a limited liability company operating agreement for the Company, substantially in the form of Annex D hereto (the “Operating Agreement”).

WHEREAS, substantially in the form of Annex G hereto (the “Distribution Agreement”).

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and undertakings contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

ARTICLE 1 at the

Closing, Vinco

Ventures and

ZASH shall enter

into a content

distribution

agreement with

American

Syndication Media

Corporation

(“ASMC”),

CONTRIBUTIONS

Section 1.1 Contribution of Assets; Excluded Assets.

(a) On the terms and subject to the conditions of this Agreement, at Closing, Vinco Ventures will contribute, assign, transfer, convey and deliver to the Company, or cause each applicable Affiliate of Vinco Ventures to contribute, assign, transfer, convey and deliver to the Company, and the Company will accept from Vinco Ventures and such Affiliates, free and clear of all Liens (other than Permitted Liens), all of Vinco Ventures’ and such Affiliates’ right, title and interest in and to the Vinco Ventures Contributed Assets.

(b) On the terms and subject to the conditions of this Agreement, at Closing, ZASH will contribute, assign, transfer, convey and deliver to the Company, or cause each applicable Affiliate of ZASH to contribute, assign, transfer, convey and deliver to the Company, and the Company will accept from ZASH and such Affiliates free and clear of all Liens (other than Permitted Liens), all of ZASH’s and such Affiliates right, title and interest in and to the ZASH Contributed Assets.

Section 1.2 Assumption of Liabilities.

(a) No liabilities of Vinco Ventures shall be assumed by the Company except for the following (the “Vinco Ventures Assumed Liabilities”): (i) those liabilities arising in or specifically relating to periods, events or occurrences happening with respect to the Vinco Ventures Contributed Assets on or after the Closing Date; and (ii) the liabilities set forth on Annex E hereto.

(b) No liabilities of ZASH shall be assumed by the Company except for the following (the “ZASH Assumed Liabilities”): (i) those liabilities arising in or specifically relating to periods, events or occurrences happening with respect to the ZASH Contributed Assets on or after the Closing Date; and (ii) the liabilities set forth on Annex F hereto.

Section 1.3 Consideration.

(a) In consideration of the Vinco Ventures Contribution to the Company, and for the other covenants and agreements contained herein, at Closing: (i) the Company shall issue to Vinco Ventures 5,000 of the Company’s Units (the “Vinco Ventures, Inc. Interest”).

(b) In consideration of the ZASH Contribution to the Company, and for the other covenants and agreements contained herein, at Closing, the Company shall issue to ZASH 5,000 of the Company’s Units (the “ZASH Corporation Interest”).

Section 1.4 Closing. The closing of the Contribution (the “Closing”) shall take place via the remote exchange of executed documents and other deliverables by PDF concurrently with the execution of this Agreement (the “Closing Date”). The Closing shall be deemed to be effective as of January 19, 2021 (the “Effective Time”), except as may otherwise be expressly provided herein.

Section 1.5 Deliveries by Vinco Ventures. At the Closing, Vinco Ventures shall deliver, or cause each applicable Affiliate of Vinco Ventures to deliver, to ZASH and the Company the following:

(a) an Assignment and Assumption Agreement in the form of Annex I hereto, duly executed by Vinco Ventures and each Affiliate of Vinco Ventures that owns Vinco Ventures Contributed Assets;

(b) a copy of the Operating Agreement, duly executed by Vinco Ventures as a member of the Company;

(c) a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Vinco Ventures certifying (i) that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Vinco Ventures authorizing the execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby, (ii) that all such resolutions are in full force and effect, and (iii) the names and signatures of the officers of Vinco Ventures authorized to sign this Agreement and the Transaction Documents to which Vinco Ventures is a party;

(d) a counterpart to each other Transaction Document to which Vinco Ventures or any Affiliate thereof is party, or by which any such Person is bound;

(e) such other documents as ZASH may reasonably request for the purpose of facilitating the consummation of any of the transactions contemplated hereby or by the Transaction Documents.

Section 1.6 Deliveries by ZASH. At the Closing, ZASH shall deliver, or cause each applicable Affiliate of ZASH to deliver, to Vinco Ventures and the Company, the following:

(a) an Assignment and Assumption Agreement in the form of Annex K hereto, duly executed by ZASH and each Affiliate of ZASH that owns ZASH Contributed Assets;

(b) a copy of the Operating Agreement, duly executed by ZASH as a member of the Company;

(c) a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of ZASH certifying (i) that attached thereto are true and complete copies of all resolutions adopted by the manager of ZASH authorizing the execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby, (ii) that all such resolutions are in full force and effect, and (iii) the names and signatures of the officers of ZASH authorized to sign this Agreement and the Transaction Documents to which ZASH is a party;

(d) a counterpart to each other Transaction Document to which ZASH or any Affiliate thereof is party, or by which any such Person is bound;

(e) such other documents as Vinco Ventures may reasonably request for the purpose of facilitating the consummation of any of the transactions contemplated hereby or by the Transaction Documents.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES WITH RESPECT TO VINCO VENTURES

As further inducement to ZASH to enter into this Agreement and to consummate the transactions contemplated hereby, Vinco Ventures represents and warrants to ZASH and the Company as of the date hereof as follows (except as set forth in the corresponding section of the Vinco Ventures Disclosure Schedule or in any other section of the Vinco Ventures Disclosure Schedule if the application of the disclosure to the first section is reasonably apparent):

Section 2.1 Organization and Power. Vinco Ventures is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Nevada. Vinco Ventures has the organizational power and authority to own or lease the assets it purports to own or lease and to carry on its business in substantially the same manner as currently conducted. Vinco Ventures is qualified to conduct its business and is in good standing in every jurisdiction where it is required to be so qualified, except where the failure to be so qualified would not have an Vinco Ventures Material Adverse Effect.

Section 2.2 Authority and Enforceability. Vinco Ventures has all requisite corporate power and authority, and has taken all action necessary, to execute, deliver and perform this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by Vinco Ventures and (assuming the due authorization, execution and delivery by ZASH and the Company) this Agreement constitutes the legal, valid and binding obligation of Vinco Ventures, and is enforceable against Vinco Ventures.

Section 2.3 Conflicts. The execution and delivery by Vinco Ventures of this Agreement and the performance by it of its obligations hereunder, do not and will not:

(a) violate any provision of the certificate of incorporation or bylaws of Vinco Ventures;

(b) (i) violate any provision of Law relating to Vinco Ventures or (ii) conflict with or violate any Order to which Vinco Ventures is subject, require a registration, filing, application, notice, consent, approval, order, qualification, or waiver with, to or from any Governmental Authority on the part of Vinco Ventures, except in each case under this clause, any violation, breach, default or noncompliance that would not individually or in the aggregate be reasonably likely to have a Vinco Ventures Material Adverse Effect; or

(c) materially conflict with, or result in the material breach of, or constitute a material default under, or result in the termination, cancellation, material modification or acceleration (whether after the filing of notice or the lapse of time or both) of any material right or obligation of Vinco Ventures under any Vinco Ventures Contract comprising the Vinco Ventures Contributed Assets.

Section 2.4 No Liens. Except as set forth in Section 2.4 of the Vinco Ventures Disclosure Schedule, there are no Liens on any of the Vinco Ventures Contributed Assets.

Section 2.5 Compliance with Laws; Data Privacy. Vinco Ventures is and has been in material compliance with all applicable Laws as same relate to any Vinco Ventures Contributed Assets. Vinco Ventures has not received any written or, to the Knowledge of Vinco Ventures, verbal notice during the past two (2) years alleging it is not in material compliance with any Law as same relates to any Vinco Ventures Contributed Asset. Vinco Ventures is and has been in material compliance with all contractual obligations and the privacy policies of Vinco Ventures concerning data privacy and security as same relate to any Vinco Ventures Contributed Asset, except to the extent not reasonably likely to result in an Vinco Ventures Material Adverse Effect.

Section 2.6 Vinco Ventures Contracts. Except as set forth in Section 2.7 of the Vinco Ventures Disclosure Schedule, all Vinco Ventures Contracts comprising the Vinco Ventures Contributed Assets are in full force and effect against Vinco Ventures or an Affiliate of Vinco Ventures (as applicable) and, to the Knowledge of Vinco Ventures, each other party thereto, in each case in accordance with the express terms thereof. There does not exist under any Vinco Ventures Contract any material violation, breach or event of default, or alleged material violation, breach or event of default, or event or condition that, after notice or lapse of time or both, would constitute a material violation, breach or event of default thereunder on the part of Vinco Ventures or the applicable Affiliate of Vinco Ventures. Neither Vinco Ventures or the applicable Affiliate of Vinco Ventures party to such Vinco Ventures Contract nor, to the Knowledge of Vinco Ventures, any other party to any Vinco Ventures Contract has repudiated any provision of any such Vinco Ventures Contract. Vinco Ventures has not received written notice that any party to an Vinco Ventures Contract intends to cancel or terminate such Vinco Ventures Contract.

Section 2.7 Personal Property. Except as set forth in Section 2.9 of the Vinco Ventures Disclosure Schedule, Vinco Ventures owns, leases, licenses, or otherwise has the right to use all of the assets, personal properties and rights comprising the Vinco Ventures Contributed Assets. All material tangible assets comprising the Vinco Ventures Contributed Assets are in operational condition, normal wear and tear excepted, have been regularly and properly serviced and maintained in a manner that, to the Knowledge of Vinco Ventures, would not void or limit the coverage of any warranty thereon, other than items currently under, or scheduled for, repair or construction, and are adequate and fit to be used for the purposes for which they are currently used in the manner they are currently used.

Section 2.8 Brokers’ Fees. Except as set forth on Section 2.10 of the Vinco Ventures Disclosure Schedule, Vinco Ventures has not become obligated to pay any fee or commission to any broker, finder or intermediary, for or on account of the transactions contemplated by this Agreement.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES WITH RESPECT TO ZASH

As further inducement to Vinco Ventures to enter into this Agreement and to consummate the transactions contemplated hereby, ZASH represents and warrants to Vinco Ventures and the Company as of the date hereof as follows (except as set forth in the corresponding section of the ZASH Disclosure Schedule or in any other section of the ZASH Disclosure Schedule if the application of the disclosure to the first section is reasonably apparent):

Section 3.1 Organization and Power. ZASH is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware. ZASH has the organizational power and authority to own or lease the assets it purports to own or lease and to carry on its business in substantially the same manner as currently conducted. ZASH is qualified to conduct its business and is in good standing in every jurisdiction where it is required to be so qualified, except where the failure to be so qualified would not have a ZASH Material Adverse Effect.

Section 3.2 Authority and Enforceability. ZASH has all requisite company power and authority, and has taken all action necessary, to execute, deliver and perform this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by ZASH and (assuming the due authorization, execution and delivery by ZASH and the Company) this Agreement constitutes the legal, valid and binding obligation of ZASH, and is enforceable against ZASH.

Section 3.3 Conflicts. The execution and delivery by ZASH of this Agreement and the performance by it of its obligations hereunder, do not and will not:

(a) violate any provision of the article of formation or operating agreement of ZASH;

(b) (i) violate any provision of Law relating to ZASH or (ii) conflict with or violate any Order to which ZASH is subject, require a registration, filing, application, notice, consent, approval, order, qualification, or waiver with, to or from any Governmental Authority on the part of ZASH, except in each case under this clause, any violation, breach, default or noncompliance that would not individually or in the aggregate be reasonably likely to have a ZASH Material Adverse Effect; or

(c) materially conflict with, or result in the material breach of, or constitute a material default under, or result in the termination, cancellation, material modification or acceleration (whether after the filing of notice or the lapse of time or both) of any material right or obligation of ZASH under any ZASH Contract comprising the ZASH Contributed Assets.

Section 3.4 No Liens. Except as set forth in Section 3.4 of the ZASH Disclosure Schedule, there are no Liens on any of the ZASH Contributed Assets.

Section 3.5 Compliance with Laws; Data Privacy. ZASH is and has been in material compliance with all applicable Laws as same relate to any ZASH Contributed Assets. ZASH has not received any written or, to the Knowledge of ZASH, verbal notice during the past two (2) years alleging it is not in material compliance with any Law as same relates to any ZASH Contributed Asset. ZASH is and has been in material compliance with all contractual obligations and the privacy policies of ZASH concerning data privacy and security as same relate to any ZASH Contributed Asset, except to the extent not reasonably likely to result in a ZASH Material Adverse Effect.

Section 3.6 ZASH Contracts. Except as set forth in Section 3.7 of the ZASH Disclosure Schedule, all ZASH Contracts comprising the ZASH Contributed Assets are in full force and effect against ZASH or an Affiliate of ZASH (as applicable) and, to the Knowledge of ZASH, each other party thereto, in each case in accordance with the express terms thereof. There does not exist under any ZASH Contract any material violation, breach or event of default, or alleged material violation, breach or event of default, or event or condition that, after notice or lapse of time or both, would constitute a material violation, breach or event of default thereunder on the part of ZASH or the applicable Affiliate of ZASH. Neither ZASH or the applicable Affiliate of ZASH party to such ZASH Contract nor, to the Knowledge of ZASH, any other party to any ZASH Contract has repudiated any provision of any such ZASH Contract. ZASH has not received written notice that any party to a ZASH Contract intends to cancel or terminate such ZASH Contract.

Section 3.7 Personal Property.

(a) Except as set forth in Section 3.9 of the ZASH Disclosure Schedule, ZASH owns, leases, licenses or otherwise has the right to use all of the assets, personal properties and rights comprising the ZASH Contributed Assets. All material tangible assets comprising the ZASH Contributed Assets are in operational condition, normal wear and tear excepted, have been regularly and properly serviced and maintained in a manner that, to the Knowledge of ZASH, would not void or limit the coverage of any warranty thereon, other than items currently under, or scheduled for, repair or construction, and are adequate and fit to be used for the purposes for which they are currently used in the manner they are currently used.

Section 3.8 Brokers’ Fees. Except as set forth on Section 3.10 of the ZASH Disclosure Schedule, ZASH has not become obligated to pay any fee or commission to any broker, finder or intermediary, for or on account of the transactions contemplated by this Agreement.

ARTICLE 4

COVENANTS

Section 4.1 Public Disclosure; Confidentiality.

(a) Notwithstanding anything to the contrary contained in this Agreement, except as may be required to comply with the requirements of any applicable Law (including any filing and disclosure requirements under the rules and regulations of the SEC, which each party shall be entitled to review and approve prior to any such filing, not to be unreasonably withheld, conditioned or delayed), from and after the date hereof, no party shall make any press release or similar public announcement or public communication relating to this Agreement unless specifically approved in advance by the other party, which approval shall not be unreasonably withheld, conditioned or delayed.

(b) From and after the date hereof, each of ZASH and Vinco Ventures shall, and shall cause each of their respective Affiliates to, keep confidential the terms and existence of this Agreement and the Transaction Documents, the negotiations relating thereto, and all confidential or proprietary information of the other party acquired by a party pursuant to or in the course of fulfilling its obligations under the Transaction Documents (collectively, the “Confidential Information”) except (i) to the extent that it is reasonably necessary to disclose the Confidential Information to obtain the regulatory approvals or third party consents, (ii) for disclosures otherwise made in satisfaction of any of the obligations under this Agreement, (iii) to the extent required by applicable Law (including any filing and disclosure requirements under the rules and regulations of the SEC), (iv) as made public prior to the date hereof by either party not in violation of this Agreement and (v) each of ZASH and Vinco Ventures may disclose such information to such Person’s equity holders (other than public equity holders) or Affiliates, and their respective Representatives but subject to the provisions of the Confidentiality Agreement.

(c) The terms of the Confidentiality Agreement are hereby incorporated herein by reference and shall continue in full force and effect until the Closing, at which time the Confidentiality Agreement shall terminate. If this Agreement is terminated prior to the Closing, then the Confidentiality Agreement shall continue in full force and effect in accordance with its terms.

Section 4.2 Vinco Ventures Access to Records after Closing

(a) For a period of six (6) years after the Closing Date, regardless of whether it is a member of the Company, Vinco Ventures and its Representatives shall have reasonable access to all of the books and records of the Company that comprise a portion of the Vinco Ventures Contributed Assets, to the extent that such access may reasonably be required in connection with matters relating to or affected by the operations of Vinco Ventures or the Vinco Ventures Contributed Assets prior to the Closing Date, including the preparation of Vinco Ventures or Vinco Ventures’ financial reports or Tax Returns, any Tax audits, the defense or prosecution of Legal Proceedings, and any other reasonable need of Vinco Ventures to consult such books and records. Such access shall be afforded by the Company upon receipt of reasonable advance notice and during normal business hours. If any such books or records, or any other documents which Vinco Ventures has the right to have access to pursuant to this Section 4.2(a) are produced by the Company or its Affiliates, to an actual or potentially adverse party (e.g., in litigation or in connection with a government investigation), the Company shall endeavor to immediately make all such books, records and/or documents produced available for inspection and copying by Vinco Ventures concurrently with the production of such books, records and/or documents. In addition, if the Company or its Affiliates, shall desire to dispose of any of such books or records prior to the expiration of such six (6) year period, the Company shall, prior to such disposition, give Vinco Ventures a reasonable opportunity to segregate and remove such books and records as Vinco Ventures may select. The Company shall provide to Vinco Ventures or any of its Representatives so requesting, reasonable assistance, at Vinco Ventures’ expense, by providing employees of the Company to act as witnesses and preparing documents, reports and other information requested by Vinco Ventures or such Representative in support of the activities described in this Section 4.2(a).

(b) Vinco Ventures may retain copies of any Contracts, documents or records of Vinco Ventures: (i) for archival purposes, (ii) which relate to properties or activities of Vinco Ventures, (iii) which are required to be retained pursuant to any legal requirement or are subject to the attorney-client privilege, or (iv) for financial reporting purposes, for Tax purposes or for legal defense or prosecution purposes. The Company shall promptly forward to Vinco Ventures (and shall not review to the extent possible) any telephone calls and any email, facsimile or other communication that the Company receives that is intended for Vinco Ventures.

Section 4.3 ZASH Access to Records after Closing.

(a) For a period of six (6) years after the Closing Date, regardless of whether it is a member of the Company, ZASH and its Representatives shall have reasonable access to all of the books and records of the Company that comprise a portion of the ZASH Contributed Assets, to the extent that such access may reasonably be required in connection with matters relating to or affected by the operations of ZASH or the ZASH Contributed Assets prior to the Closing Date, including the preparation of ZASH’s financial reports or Tax Returns, any Tax audits, the defense or prosecution of Legal Proceedings, and any other reasonable need of ZASH to consult such books and records. Such access shall be afforded by the Company upon receipt of reasonable advance notice and during normal business hours. If any such books or records, or any other documents which ZASH has the right to have access to pursuant to this Section 4.3(a) are produced by the Company or its Affiliates to an actual or potentially adverse party (e.g., in litigation or in connection with a government investigation), the Company shall endeavor to immediately make all such books, records and/or documents produced available for inspection and copying by ZASH concurrently with the production of such books, records and/or documents. In addition, if the Company or any of its Affiliates, shall desire to dispose of any of such books or records prior to the expiration of such ten (10) year period, the Company shall, prior to such disposition, give ZASH a reasonable opportunity to segregate and remove such books and records as ZASH may select. The Company shall provide to ZASH or any of its Representatives so requesting, reasonable assistance, at ZASH’s expense, by providing employees of the Company to act as witnesses and preparing documents, reports and other information requested by Vinco Ventures or such Representative in support of the activities described in this Section 4.3(a).

(b) ZASH may retain copies of any Contracts, documents or records of ZASH: (i) for archival purposes, (ii) which relate to properties or activities of ZASH, (iii) which are required to be retained pursuant to any legal requirement or are subject to the attorney-client privilege, or (iv) for financial reporting purposes, for Tax purposes or for legal defense or prosecution purposes. The Company shall promptly forward to ZASH (and shall not review to the extent possible) any telephone calls and any email, facsimile or other communication that the Company receives that is intended for ZASH.

Section 4.4 Tax Matters.

(a) The parties shall cooperate (and cause their respective Affiliates to cooperate) fully, as and to the extent reasonably requested by the other parties, in connection with the preparation and filing of tax returns and any Tax audit, litigation or other proceeding with respect to Taxes and payments in respect thereof. Such cooperation shall include the retention and (upon the other parties’ request) the provision of records and information which are reasonably relevant to any such Tax audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company, Vinco Ventures and ZASH shall retain all books and records with respect to their respective Tax matters relating to any taxable period beginning before the Closing Date until six (6) months after the expiration of the statute of limitations (and, to the extent notified by the Company, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Governmental Authority. Each of the parties shall furnish the other parties with copies of all relevant correspondence received from any Governmental Authority in connection with any Tax audit or information request with respect to any Taxes for which any other party may have an indemnification obligation under this Agreement. Each party, upon request of another party, agrees to provide such other party with all information that either party may be required to report pursuant to the Code and all Treasury Regulations promulgated thereunder. Notwithstanding any provision of this Agreement, neither Vinco Ventures, on the one hand, nor ZASH, on the other hand, shall be required to disclose any consolidated, combined, unitary or similar income Tax Return of which it or its Affiliates is the common parent or any other information relating to Taxes or Tax Returns other than information relating solely to Vinco Ventures, the Vinco Ventures Contributed Assets, or the Vinco Ventures Assumed Liabilities, in the case of Vinco Ventures, and ZASH, the ZASH Contributed Assets, or the ZASH Assumed Liabilities, in the case of ZASH.

(b) The Company shall pay all transfer, documentary, sales, use, value-added, gross receipts, stamp, registration, or other similar transfer taxes (“Transfer Taxes”) incurred in connection with the consummation of the transactions contemplated by this Agreement when due, and the Company will file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and if required by applicable Law, the other applicable parties hereunder will join in the execution of any such Tax Returns and other documentation. The parties hereto shall cooperate to minimize or avoid any such Transfer Taxes that might be imposed to the extent permitted by applicable Law.

(c) Tax Prorations.

(i) Any Taxes applicable to the Vinco Ventures Contributed Assets and the Vinco Ventures Assumed Liabilities for a taxable period that includes but does not end on the Closing Date shall be paid by Vinco Ventures or the Company, as applicable, and such Taxes shall be apportioned between Vinco Ventures and the Company based on the number of days in the portion of the taxable period that ends on and includes the Closing Date (the “Vinco Ventures Pre- Closing Apportioned Taxes”) and the number of days in the entire taxable period. Vinco Ventures shall pay to the Company an amount equal to any such Taxes payable by the Company which are attributable to the Vinco Ventures Pre-Closing Apportioned Taxes, and the Company shall pay to Vinco Ventures an amount equal to any such Taxes payable by Vinco Ventures which are not attributable to the Vinco Ventures Pre-Closing Apportioned Taxes. Such payments shall be made on or prior to the Closing Date or, if later, on the date such Taxes are due (or thereafter, promptly after request by the Company or Vinco Ventures if such Taxes are not identified by the Company or Vinco Ventures on or prior to the Closing Date).

(ii) Any Taxes applicable to the ZASH Contributed Assets and the ZASH Assumed Liabilities for a taxable period that includes but does not end on the Closing Date shall be paid by ZASH or the Company, as applicable, and such Taxes shall be apportioned between ZASH and the Company based on the number of days in the portion of the taxable period that ends on and includes the Closing Date (the “ZASH Pre-Closing Apportioned Taxes”) and the number of days in the entire taxable period. ZASH shall pay to the Company an amount equal to any such Taxes payable by the Company which are attributable to the ZASH Pre-Closing Apportioned Taxes, and the Company shall pay to ZASH an amount equal to any such Taxes payable by ZASH which are not attributable to the ZASH Pre-Closing Apportioned Taxes. Such payments shall be made on or prior to the Closing Date or, if later, on the date such Taxes are due (or thereafter, promptly after request by the Company or ZASH if such Taxes are not identified by the Company or ZASH on or prior to the Closing Date).

(d) For U.S. federal and applicable state and local income Tax purposes, Vinco Ventures, ZASH, the Company, and their respective Affiliates, agree to treat the contributions of the Vinco Ventures Contributed Assets and the ZASH Contributed Assets as tax-deferred contributions. The Vinco Ventures Contributed Assets shall be contributed to the Company in exchange for the Vinco Ventures, Inc. Interest and the ZASH Contributed Assets shall be contributed to the Company in exchange for the ZASH Corporation Interest, in each case, which Vinco Ventures, ZASH, the Company, and their respective affiliates agree shall be treated as tax- deferred contributions pursuant to Section 721 of the Code (and any corresponding or similar provision of state, local, or foreign income Tax Law). Each of Vinco Ventures, ZASH, the Company, and their respective affiliates agree to report, act, and file all Tax Returns in all respects and for all purposes in a manner consistent with this Section 4.4(d).

Section 4.5 Further Assurances. After Closing and without additional consideration, (a) Vinco Ventures will execute and deliver to ZASH and the Company such further instruments and certificates of conveyance and transfer as ZASH may reasonably request in order to more effectively convey and transfer the Vinco Ventures Contributed Assets from Vinco Ventures to the Company; (b) ZASH will execute and deliver to Vinco Ventures and the Company such further instruments and certificates of conveyance and transfer as Vinco Ventures may reasonably request in order to more effectively convey and transfer the ZASH Contributed Assets from ZASH to the Company; and (c) each of the parties will use commercially reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Law, and execute and deliver such documents and other papers as may be required to carry out the provisions of this Agreement and the Transaction Documents and consummate and make effective the transactions contemplated by this Agreement and the Transaction Documents.

ARTICLE 5

INDEMNIFICATION

Section 5.1 Survival.

(a) The representations and warranties contained herein or in any certificate delivered by a party at the Closing pursuant hereto shall survive the Closing and will continue in full force and effect for a period from the date hereof until the first (1st) anniversary of the Closing (the “General Survival Date”); provided, however, that the representations and warranties contained in Section 2.1 (Organization and Power), Section 2.2 (Authority and Enforceability), Section 2.8 (Brokers’ Fees), Section 3.1 (Organization and Power), Section 3.2 (Authority and Enforceability), and Section 3.11 (Brokers’ Fees), (collectively, the “Fundamental Representations”) shall survive the Closing and will continue in full force and effect for a period from the date hereof until the date that is the earlier of (i) five (5) years from the Closing Date and (ii) the date of the expiration of the applicable statute of limitations, including any extensions (the last date to which a representation survives, being the “Survival Date.” None of the covenants or other agreements contained in this Agreement shall survive the Closing other than those which by their terms contemplate performance after the Closing, and each such surviving covenant and agreement shall survive the Closing for the period contemplated by its terms.

(b) No Indemnified Person shall be entitled to make any claim in respect of any representation, warranty, covenant or agreement after the expiration of its applicable Survival Date, except that any bona fide claim initiated by an Indemnified Person prior to the expiration of the applicable Survival Date in accordance with the provisions hereof with respect to Losses incurred prior thereto shall survive until it is settled or resolved pursuant to this Agreement to the extent that an Indemnified Person provides written notice of such breach or inaccuracy (which notice shall describe the applicable breach or inaccuracy in reasonable detail, include copies of all available material written evidence thereof and indicate the estimated amount, if reasonably practicable, of Losses that have been or may be sustained by the applicable Indemnified Person in connection therewith) to the party to provide indemnity prior to the applicable Survival Date.

Section 5.2 Indemnification by Vinco Ventures. Subject to the terms of this Section 5.2, from and after the Closing, Vinco Ventures shall indemnify ZASH and the Company, and their respective Affiliates, officers, directors, shareholders, members, employees, successors and permitted assigns (collectively, the “ZASH Indemnified Persons”) and hold them harmless from and against any and all Losses incurred or suffered by a ZASH Indemnified Person resulting from or arising out of:

(a) any breach or inaccuracy of any representation or warranty made by Vinco Ventures in this Agreement or in any certificate delivered by Vinco Ventures at the Closing pursuant hereto;

(b) any breach of any covenant or agreement (if to be performed following the Closing) of Vinco Ventures contained in this Agreement; and

(c) any Taxes with respect to the Vinco Ventures Contributed Assets for any Pre-Closing Tax Period.

Section 5.3 Indemnification by ZASH. Subject to the terms of this Section 5.3, from and after the Closing, ZASH shall indemnify Vinco Ventures and the Company and their respective Affiliates, officers, directors, shareholders, members, employees, successors and permitted assigns (collectively, the “Vinco Ventures Indemnified Persons” and with the ZASH Indemnified Persons, the “Indemnified Persons”) and hold them harmless from and against any and all Losses incurred or suffered by a Vinco Ventures Indemnified Person resulting from or arising out of:

(a) any breach or inaccuracy of any representation or warranty made by ZASH in this Agreement or in any certificate delivered by ZASH at the Closing pursuant hereto;

(b) any breach of any covenant or agreement (if to be performed following the Closing) of ZASH contained in this Agreement; and

(c) any Taxes with respect to the ZASH Contributed Assets for any Pre-Closing Tax Period.

Section 5.4 Limitations on Indemnification.

(a) Vinco Ventures shall have no liability pursuant to Section 5.2 with respect to Losses if the amount of such Losses do not exceed one hundred thousand dollars ($100,000 in the aggregate (the “Basket”), and then only in respect of such excess and subject to the other limitations herein provided; provided, however, that such limitation shall not apply to any breach or inaccuracy of any Fundamental Representation or breach or inaccuracy of any representation or warranty based on Fraud by Vinco Ventures. Vinco Ventures shall not have liability under this Agreement in an aggregate amount greater than Three Million Dollars ($3,000,000).

(b) ZASH shall have no liability pursuant to Section 5.3 with respect to Losses if the amount of such Losses do not exceed the Basket, and then only in respect of such excess and subject to the other limitations herein provided; provided, however, that such limitation shall not apply to any breach or inaccuracy of any Fundamental Representation or breach or inaccuracy of any representation or warranty based on Fraud by ZASH. ZASH shall not have liability under this Agreement in an aggregate amount greater than Three Million Dollars ($3,000,000).

Section 5.5 Further Limitations.

(a) For all purposes of this Section 5.5, “Losses” shall be net of any amounts paid or payable to an Indemnified Person under any insurance policy or Contract in connection with the facts giving rise to the right of indemnification hereunder, and each Indemnified Person shall use its reasonable commercial efforts to recover all amounts payable from an insurer or other third party under any such insurance policy or Contract prior to seeking indemnification hereunder; provided, however, that the amount deemed to be paid under such insurance policies shall be net of the deductible for such policies.

(b) If the amount to be netted hereunder from any indemnification payment required hereunder is determined after payment by an Indemnifying Person to an Indemnified Person of any amount otherwise required to be paid as indemnification pursuant hereto, the Indemnified Person shall repay, promptly after such determination, any amount that the Indemnifying Person would not have had to pay pursuant hereto had such determination been made at the time of such payment.

(c) Notwithstanding the fact that any Indemnified Person may have the right to assert claims for indemnification under or in respect of more than one provision of this Agreement in respect of any fact, event, condition or circumstance, no Indemnified Person shall be entitled to recover the amount of any Loss suffered by such Indemnified Person more than once, regardless of whether such Loss may be as a result of a breach of more than one representation, warranty, obligation or covenant or otherwise. In addition, any liability for indemnification hereunder shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability, or a breach of more than one representation, warranty, covenant or agreement, as applicable.

(d) Each Indemnified Person shall use its reasonable commercial efforts to mitigate any indemnifiable Loss, and in the event that it fails to so mitigate an indemnifiable Loss, the Indemnifying Person shall have no liability for any portion of such Loss that reasonably could have been avoided had the Indemnified Person made such efforts.

(e) The covenants of a party contained in this Agreement may not be used to circumvent the negotiated limitations (e.g., knowledge qualifiers, materiality standards, dollar thresholds, survival periods and the like) contained in the representations and warranties and procedures with respect to the recovery by Indemnified Persons on account of the breach of such representations or warranties.

(f) For the purpose of clarity, even if a representation and warranty of Vinco Ventures or ZASH is not accurate by reason of any means, methods, practices, processes or other manner by which such party operated its business prior to the Closing, such party (as applicable) will not be responsible for post-Closing liabilities arising from operating the Company by using the same means, methods, practices, processes or other manner.

Section 5.6 Third-Party Claim Indemnification Procedures.

(a) In the event that any written claim or demand for which a party (in such capacity, an “Indemnifying Person”) may have liability to any Indemnified Person hereunder is asserted against or sought to be collected from any Indemnified Person by a third party (a “Third- Party Claim”), such Indemnified Person shall promptly, but in no event more than ten (10) days following such Indemnified Person’s receipt of a Third-Party Claim, notify the Indemnifying Person of such Third-Party Claim, the amount or the estimated amount of damages sought thereunder to the extent then ascertainable, any other remedy sought thereunder, any relevant time constraints relating thereto, a reasonably detailed explanation of the events giving rise to such Third-Party Claim and any other material details pertaining thereto (a “Claim Notice”); provided, however, that the failure to timely give a Claim Notice shall not relieve the Indemnifying Person of its obligations hereunder, except to the extent that the Indemnifying Person shall have been actually prejudiced by such failure or as provided in Section 5.1. Thereafter, the Indemnified Person shall deliver to the Indemnifying Person, promptly following the Indemnified Person’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Person relating to the Third-Party Claim.

(b) In the event that the Indemnifying Person notifies the Indemnified Person that it elects to defend the Indemnified Person against a Third-Party Claim, the Indemnifying Person shall have the right to defend the Indemnified Person by appropriate proceedings and shall have the sole power to direct and control such defense at its expense. Once the Indemnifying Person has made such election, the Indemnified Person shall have the right to participate in (but not control) any such defense and to employ separate counsel of its choosing at such Indemnified Person’s expense. Whether or not the Indemnifying Person assumes the defense of a Third-Party Claim, the Indemnified Person shall not admit any liability with respect to, settle, compromise or discharge, such Third-Party Claim without the Indemnifying Person’s prior written consent, not to be unreasonably withheld. If the Indemnifying Person assumes the defense of a Third-Party Claim and is in good faith contesting such Third-Party Claim, the Indemnified Person shall agree to and cooperate fully with the Indemnifying Person in connection with any settlement, compromise or discharge of a Third-Party Claim that the Indemnifying Person may reasonably recommend pursuant to which (i) there is no finding or admission of any violation of Law or Contract by the Indemnified Person, and (ii) the sole relief provided to the third party is monetary damages that are paid in full by (A) insurance, and/or (B) the Indemnifying Person to the extent that the Indemnifying Person is liable in connection with such Third-Party Claim.

(c) The Indemnified Person and the Indemnifying Person shall cooperate in order to ensure the proper and adequate defense of a Third-Party Claim, including by providing reasonable access to each other’s relevant books and records, by preserving such books and records and by making employees and representatives available on a mutually convenient basis during normal business hours to provide additional information and explanation of any material provided hereunder. The Indemnified Person and the Indemnifying Person shall use reasonable commercial efforts to avoid production of confidential information (consistent with applicable Law), and to cause all communications among employees, counsel and others representing any party to a Third- Party Claim to be made so as to preserve any applicable attorney-client or work-product privileges.

Section 5.7 Direct Claim Indemnification Procedures.

(a) Each Indemnified Person shall assert any claim on account of any Losses as to which an Indemnifying Person may have liability hereunder, and which do not result from a Third-Party Claim (a “Direct Claim”) by giving the Indemnifying Person written notice thereof reasonably promptly. Such notice by the Indemnified Person shall describe the Direct Claim in reasonable detail, include copies of all available material written evidence thereof and indicate the estimated amount, if reasonably practicable, of Losses that have been or may be sustained by the Indemnified Person; provided, however, that the failure to timely give such notice shall not affect the rights of an Indemnified Person hereunder (i) unless such failure has a prejudicial effect on the defenses or other rights available to the Indemnifying Person with respect to such Direct Claim or on the Indemnifying Person’s ability to mitigate such Direct Claim, (ii) unless the indemnification obligations are materially increased as a result of such failure or (iii) as provided in Section 5.1.

(b) In the event the Company has the right to assert a Direct Claim pursuant to Section 5.2 or Section 5.3, then notwithstanding anything set forth in the Operating Agreement, the Member (as such term is defined in the Operating Agreement) who is not the Indemnifying Person with respect to such Direct Claim shall have the right to control all decisions of the Company with respect to such Direct Claim, including the assertion and resolution thereof.

(c) In the event the Company has the right to assert a Direct Claim against an Indemnifying Person which Direct Claim arises from or relates to Vinco Ventures or ZASH’s failure to contribute any of the Vinco Ventures Contributed Assets or the ZASH Contributed Assets, as applicable, then such Indemnifying Person shall be able to satisfy such indemnification obligation to the Company by contributing, or causing the contribution of, to the Company, any such additional Vinco Ventures Contributed Assets or ZASH Contributed Assets.

Section 5.8 Investigation by Indemnifying Persons. In connection with any claim pursuant to this ARTICLE 5:

(a) The Indemnified Person shall allow the Indemnifying Person and its financial, accounting or legal advisers to investigate the fact, matter or circumstance alleged to (or which may) give rise to such claim and whether and to what extent any amount is or may be payable in respect of such claim.

(b) The Indemnified Person shall disclose to the Indemnifying Person all materials of which such Indemnified Person is aware which relate to the claim and shall, and shall cause such Indemnified Person’s Affiliates and Representatives to, provide such information and assistance as the Indemnifying Person or its financial, accounting or legal advisers shall reasonably request, including:

(i) access to premises and personnel (including any employee with knowledge relating to the relevant facts, matters or circumstances or who can otherwise reasonably assist the Indemnifying Person); and

(ii) the right to examine and copy or photograph any relevant assets, accounts, correspondence, documents and records.

Section 5.9 Exclusive Remedy. From and after the Closing, the rights and remedies of ZASH, Vinco Ventures, and any Indemnified Persons under this ARTICLE 5 are exclusive and in lieu of any and all other rights and remedies which ZASH, Vinco Ventures, or any Indemnified Person, may have for breaches under this Agreement; provided, however, the foregoing shall not affect the rights, duties or obligations of any Person under any other Transaction Document.

ARTICLE 6

MISCELLANEOUS

Section 6.1 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); or (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); or (c) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Notice shall not be permitted by email under the terms of this Agreement. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 6.1):

To ZASH:

ZASH Global Media and Entertainment Corporation

With a copy (which shall not constitute notice) to:

To Vinco Ventures:

Vinco Ventures, Inc.

Attention: Brian McFadden

1 West Broad Street

Suite 1004

Bethlehem, PA 18018

Section 6.2 Entire Agreement. This Agreement (including all Schedules and Annexes hereto), the Confidentiality Agreement between Vinco Ventures and ZASH, and the Transaction Documents contain the entire agreement among the parties with respect to the subject matter hereof and thereof, and supersede all prior agreements and understandings, oral or written, with respect to such matters. All representations and warranties set forth in this Agreement are contractual in nature only and subject to the sole and exclusive remedies set forth herein. No Person is asserting the truth of any factual statements contained in any representation and warranty set forth in this Agreement; rather, the parties have agreed that should any representations and warranties of any party prove inaccurate, the other party shall have the specific remedies herein specified as the exclusive remedy therefor.

Section 6.3 Amendment; Waiver. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by ZASH and Vinco Ventures, or in the case of a waiver, by the party against whom such waiver is intended to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 6.4 No Assignment or Benefit to Third Parties. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, legal representatives and permitted assigns. No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other parties and any purported assignment in violation of the foregoing shall be null and void ab initio; provided, however, that each of ZASH and Vinco Ventures shall be entitled to assign or delegate this Agreement or all or any part of its rights or obligations hereunder (a) to any one or more of its Affiliates or (b) for collateral security purposes to any lender providing financing to ZASH or Vinco Ventures (as applicable). No assignment or delegation shall relieve the assigning or delegating party of any of its obligations hereunder.

Section 6.5 Disclosure Schedules.

(a) The “Vinco Ventures Disclosure Schedule” means that certain document identified as the Vinco Ventures Disclosure Schedules, dated as of the date hereof (as may be modified from time to time in accordance with the terms hereof), delivered by Vinco Ventures to ZASH and the Company in connection with this Agreement and which: (i) sets forth the information specifically described in certain of the representations and warranties contained in ARTICLE 2 and (b) sets forth exceptions or qualifications to the representations and warranties contained in ARTICLE 2. It is specifically acknowledged that the Vinco Ventures Disclosure Schedule may expressly provide exceptions to a particular Section of ARTICLE 2 notwithstanding that the Section does not state “except as set forth in Section ‘_’ of the Vinco Ventures Disclosure Schedule” or words of similar effect.

(b) The “ZASH Disclosure Schedule” means that certain document identified as the ZASH Disclosure Schedules, dated as of the date hereof (as may be modified from time to time in accordance with the terms hereof), delivered by ZASH to Vinco Ventures, Vinco Ventures and the Company in connection with this Agreement and which: (i) sets forth the information specifically described in certain of the representations and warranties contained in ARTICLE 3 and (b) sets forth exceptions or qualifications to the representations and warranties contained in ARTICLE 3. It is specifically acknowledged that the ZASH Disclosure Schedule may expressly provide exceptions to a particular Section of ARTICLE 3 notwithstanding that the Section does not state “except as set forth in Section ‘ ’ of the ZASH Disclosure Schedule” or words of similar effect.

(c) For purpose of this Section 6.5, “Disclosure Schedule” refers to the Vinco Ventures Disclosure Schedule or the ZASH Disclosure Schedule as the case may be, and “Material Adverse Effect” refers to a “Vinco Ventures Material Adverse Effect” or “ZASH Material Adverse Effect” as the case may be. Neither the specification of any dollar amount in any representation or warranty contained in this Agreement nor the inclusion of any specific item in the Disclosure Schedule is intended to vary the definition of “Material Adverse Effect” or to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no party shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in the Disclosure Schedule is or is not material for purposes of this Agreement. Unless this Agreement specifically provides otherwise, neither the specification of any item or matter in any representation or warranty contained in this Agreement nor the inclusion of any specific item in the Disclosure Schedule is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business, and no party shall use the fact of the setting forth or the inclusion of any such item or matter in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in the Disclosure Schedule is or is not in the ordinary course of business for purposes of this Agreement.

(d) Each Section of each Disclosure Schedule is qualified in its entirety by reference to specific provisions of this Agreement and does not constitute, and shall not be construed as constituting, representations, warranties or covenants of any party, except as and to the extent provided in this Agreement. Certain matters set forth in each Disclosure Schedule are included for informational purposes only notwithstanding that, because they do not rise above applicable materiality thresholds or otherwise, they may not be required by the terms of this to be set forth herein. All attachments to the Disclosure Schedule are incorporated by reference into the Section of the Disclosure Schedule in which they are referenced.

Section 6.6 Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of such state.

Section 6.7 Arbitration. All actions or proceedings arising in connection with, touching upon or relating to this Agreement, the breach thereof and/or the scope of the provisions of this Section 6.7 shall be submitted to JAMS Worldwide (“JAMS”) for binding arbitration under its Comprehensive Arbitration Rules and Procedures if the matter in dispute is over Two Hundred Fifty Thousand Dollars ($250,000) or under its Streamlined Arbitration Rules and Procedures if the matter in dispute is Two Hundred Fifty Thousand Dollars ($250,000) or less to be held solely in Dover County, Delaware, in the English language in accordance with the provisions below.

(a) Each arbitration shall be conducted by a single arbitrator (the “Arbitrator”) who shall be mutually agreed upon by the parties. If the parties are unable to agree on the Arbitrator, the Arbitrator shall be appointed by JAMS. The Arbitrator shall be a retired judge with at least ten (10) years of experience in commercial matters.

(b) The Arbitrator’s fees shall be split equally between the parties and each party shall be responsible for the payment of its own costs, attorneys’ fees, expert fees and all of its other fees, costs and expenses in connection with any arbitration, unless the Arbitrator finds that a party proceeded in bad faith, in which case the Arbitrator may award fees or costs in the exercise of discretion.

(c) The parties shall be entitled to conduct discovery as the Arbitrator authorizes as reasonable under all of the circumstances, based on findings that the material sought is relevant to the issues in dispute and that the nature and scope of such discovery is reasonable under all the circumstances. Such discovery ordered by the Arbitrator shall be limited to depositions and production of documents.

(d) There shall be a record of the proceedings at the arbitration hearing and the Arbitrator shall issue a Statement of Decision setting forth its factual and legal basis. The Arbitrator’s decision shall be final and binding as to all matters of substance and procedure and may be enforced by a petition to the Delaware County Superior Court.

(e) The Arbitrator shall have the power to enter temporary restraining orders and preliminary and permanent injunctions as proper under Delaware law. Neither party is permitted to commence or maintain any action in a court of law with respect to dispute until such matter has been submitted to arbitration as provided here, and then only for the purpose of enforcing the Arbitrator’s award; provided, however, that prior to the appointment of the Arbitrator, either party may seek pre-arbitration relief in a court of competent jurisdiction in Dover County, Delaware. All arbitration proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed, except as necessary to obtain court confirmation of the arbitration award.

Section 6.8 Construction. Unless the express context otherwise requires: (a) the words “hereof”, “herein”, and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (b) the terms defined in the singular have a comparable meaning when used in the plural, and vice versa; (c) the terms “Dollars” and “$” mean United States Dollars; (d) references herein to a specific Article, Section, clause, Schedule or Exhibit shall refer, respectively, to the Articles, Sections and clauses of, and Schedules and Exhibits to, this Agreement; (e) wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”; (f) any reference to the masculine, feminine or neuter gender shall include each other gender; (g) when reference is made herein to “the business of” a Person, such reference shall be deemed to include the business of all direct and indirect Subsidiaries of such Person, (h) all accounting and financial terms shall be deemed to have the meanings assigned thereto under GAAP unless expressly stated otherwise, (i) any reference to any applicable Law in this Agreement refers to such applicable Law as in effect at the date hereof and the Closing Date, (j) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding” and if the last day of any such period is not a Business Day, such period will end on the next Business Day, (k) when calculating the period of time “within” which or “following” which any act or event is required or permitted to be done, notice given or steps taken, the date which is the reference date in calculating such period is to be excluded from the calculation and if the last day of any such period is not a Business Day, such period will end on the next Business Day, (l) the provision of a table of contents and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement, (m) references to “day” means calendar days unless Business Days are expressly specified and (n) references to any Person includes such Person’s predecessors, successors and assigns to the extent, in the case of successors and assigns, such successors and assigns are permitted by the terms of any applicable agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually. When this Agreement states that a party has “made available,” “delivered” or “provided” (or terms of similar import) a particular document or information to another party, it shall mean such document or information was made available by the delivering party or its Representatives via (i) the posting of such items or information to the Electronic Data Room, (ii) the provision of access to hard copies of such items or information, or (iii) the provision of such items or information in electronic format (including by fax, e-mail or by other electronic means). Any representation and warranty made as to any past fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction shall be made deemed to have been with respect to the three (3)-year period prior to the date hereof, except if another period is expressly stated. All Schedules and Annexes attached hereto or referred to herein are incorporated in and made a part of this Agreement as if set forth in full herein. The parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any applicable Law or rule of construction providing that ambiguities in an agreement or other document will be construed against the party or parties drafting such agreement or document.

Section 6.9 Counterparts; Effectiveness. This Agreement may be executed in several counterparts (any of which counterparts may be delivered by facsimile, portable document format (pdf) or any electronic signature complying with the U.S. federal ESIGN Act of 2000 (including DocuSign)), each of which shall be deemed an original and all of which shall together constitute one and the same instrument. This Agreement shall become effective when each party shall have received a counterpart hereof signed by all of the other parties. Until and unless each party has received a counterpart hereof signed by the other parties, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Minor variations in the form of the signature page, including footers, will be disregarded in determining a party’s intent or the effectiveness of such signature.

Section 6.10 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision hereof shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceabilityaffect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 6.11 Specific Performance. The parties agree that irreparable harm would occur and that the parties would not have an adequate remedy at law if any of the provisions of this Agreement were not performed in accordance with their specific terms on a timely basis or were otherwise breached. It is accordingly agreed that, without posting a bond or other undertaking, the parties shall be entitled to injunctive or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. In the event that any such action is brought in equity to enforce the provisions of this Agreement, no party hereto will allege, and each party hereto hereby waives the defense or counterclaim, that there is an adequate remedy at law. The parties further agree that (a) by seeking any remedy provided for in this Section 6.11, a party hereto shall not in any respect waive its right to seek any other form of relief that may be available to such party hereto under this Agreement and (b) nothing contained in this Section 6.11 shall require any party hereto to institute any action for (or limit such party’s right to institute any action for) specific performance under this Section 6.11 before exercising any other right under this Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed and delivered or caused this Agreement to be executed and delivered as of the date first written above.

ZASH GLOBAL MEDIA AND ENTERTAINMENT CORPORATION

By:
Name:
Title:

VINCO VENTURES, INC.

By:
Name:
Title:

ZVV MEDIA PARTNERS, LLC

By:
Name:
Title:

ANNEX A

DEFINITIONS

In this Annex, and in the Agreement and the other Annexes and Schedules thereto, unless the context otherwise requires, the following terms shall have the meanings assigned below and the terms listed in the chart below shall have the meanings assigned to them in the Section set forth opposite to such term (unless otherwise specified, section references in this Annex are to Sections of this Agreement):

“Affiliate” means, with respect to any subject Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such subject Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities or by contract or otherwise. In no event shall the Company be deemed an “Affiliate” of Vinco Ventures or ZASH for purposes of the representations and warranties contained in this Agreement.

“Business Day” means a day other than any day on which banks are authorized or obligated by Law or executive order to close in Los Angeles, California.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contracts” means all agreements, contracts, leases and binding commitments. “Copyrights” means all registered U.S. and registered foreign works of authorship and all applications to register and renewals of any of the foregoing.

“ZASH Intellectual Property” means all Intellectual Property owned by ZASH or any Affiliate thereof that comprises part of the ZASH Contributed Assets.

“ZASH Material Adverse Effect” means a material adverse effect on the ZASHE Contributed Assets or the ability of ZASH to consummate the transactions contemplated by this Agreement; provided, however, that none of the following shall constitute or be deemed to contribute to a Material Adverse Effect, or shall otherwise be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be likely to occur: any adverse effect arising out of, resulting from or attributable to (a) changes or proposed changes in applicable Laws, GAAP or in the interpretation or enforcement thereof, (b) changes in general economic, business or regulatory conditions in the United States, (c) changes in the industries in which ZASH participates (including fluctuating conditions resulting from cyclicality or seasonality affecting ZASH), (d) changes in United States or global financial or securities markets or conditions, including changes in prevailing interest rates, currency exchange rates or price levels or trading volumes in the United States or foreign securities markets, (e) changes in global or national political conditions (including the outbreak or escalation of war, military action, sabotage or acts of terrorism) or changes due to natural disasters, (f) the effects of the actions or omissions under this Agreement of ZASH under this Agreement that are taken with the consent of Vinco Ventures, or not taken because Vinco Ventures did not give its consent, in connection with the transactions contemplated hereby, or (g) the negotiation, announcement, pendency or consummation of this Agreement and the transactions contemplated hereby.

“Dollars” or “$” means the lawful currency of the United States of America.

“Vinco Ventures Intellectual Property” means all Intellectual Property owned by Vinco Ventures or any Affiliate thereof that comprises part of the Vinco Ventures Contributed Assets.

“Vinco Ventures Material Adverse Effect” means a material adverse effect on the Vinco Ventures Contributed Assets or the ability of Vinco Ventures to consummate the transactions contemplated by this Agreement; provided, however, that none of the following shall constitute or be deemed to contribute to a Material Adverse Effect, or shall otherwise be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be likely to occur: any adverse effect arising out of, resulting from or attributable to (a) changes or proposed changes in applicable Laws, GAAP or in the interpretation or enforcement thereof, (b) changes in general economic, business or regulatory conditions in the United States, (c) changes in the industries in which Vinco Ventures participates (including fluctuating conditions resulting from cyclicality or seasonality affecting Vinco Ventures), (d) changes in United States or global financial or securities markets or conditions, including changes in prevailing interest rates, currency exchange rates or price levels or trading volumes in the United States or foreign securities markets, (e) changes in global or national political conditions (including the outbreak or escalation of war, military action, sabotage or acts of terrorism) or changes due to natural disasters, (f) the effects of the actions or omissions under this Agreement of Edison under this Agreement that are taken with the consent of ZASH, or not taken because ZASH did not give its consent, in connection with the transactions contemplated hereby, or (g) the negotiation, announcement, pendency or consummation of this Agreement and the transactions contemplated hereby.

“Fraud” means, with respect to any party, such party’s actual and intentional fraud with respect to the making of representations and warranties herein; provided, however, such actual and intentional fraud of such party shall only be deemed to exist if such party makes a knowing and intentional misrepresentation of a material fact with the intent that the other party rely on such fact, coupled with such other party’s detrimental reliance on such fact under circumstances that constitute common law fraud under applicable Law.

“GAAP” means United States generally accepted accounting principles, consistently applied during the periods involved.

“Governmental Authority” means any United States or foreign federal, state, provincialor local government or other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of any such government or political subdivision, and any supranational organization of sovereign states exercising such functions for such sovereign states.

“Governmental Authorizations” means all licenses, permits, certificates, grants, franchises, waivers, consents and other similar authorizations or approvals issued by or obtained from a Governmental Authority.

“Intellectual Property” means any and all of the following: Patents, copyrightable works, Copyrights, film and television rights, exhibition rights, technology, know-how, processes, Trade Secrets, proprietary software, source code, inventions and designs (including inventions and/or designs conceived prior to the Closing Date but not documented as of the Closing Date), and all improvements to any of the foregoing, proprietary data, formulae, research and development data, Marks, Internet domain names, Internet addresses and other computer identifiers, websites or web pages, brand names or corporate names, logos and symbols (including, in each case, the goodwill associated therewith).

“IRS” means the U.S. Internal Revenue Service.

“Knowledge of ZASH” or any variant thereof means the actual knowledge as of the date hereof of any of the following individuals: William J. Rouhana, Jr. or the knowledge that such individual would be expected to become aware of in the course of conducting a reasonable internal investigation regarding the accuracy of any representation or warranty of ZASH contained in this Agreement.

“Knowledge of Vinco Ventures” or any variant thereof means the actual knowledge as of the date hereof of any of the following individuals: Chris Ferguson and ______________, or the knowledge that such individuals would be expected to become aware of in the course of conducting a reasonable internal investigation within Vinco Ventures regarding the accuracy of any representation or warranty of Vinco Ventures contained in this Agreement.

“Law” means any statute, law, ordinance, rule or regulation of any Governmental Authority.

“Legal Proceeding” means any civil, criminal or administrative actions, proceedings, suits, demands or claims filed by or before any Governmental Authority or arbitrator.

“Lien” means any charge, mortgage, pledge, security interest, lien, or encumbrance, other than those that customarily arise under securities Laws in private transactions.

“Losses” means any damages, losses, charges, liabilities, judgments, settlements, awards, interest, penalties, fees, costs and expenses actually incurred or paid, but shall not include any consequential, indirect, incidental, special, unforeseen, exemplary or punitive damages, including diminution of value, lost profits, lost revenues, business interruption, loss of business reputation or opportunity or any damages based on any type of multiple.

“Marks” means all registered U.S. and foreign trade names, trademarks, trade dress and service marks, together with any applications related thereto.

“Order” means any judgment, order, writ, decision, injunction, award or decree of any foreign, federal, state, local or other court or tribunal and any ruling or award in any binding arbitration proceeding.

“Patent Claim” means any claim, right, or action arising from or related to any class or type of patents, including utility models and design patents and applications for these classes or types of patent rights and any equivalent claim, right or action in any country of the world.

“Patents” means all issued U.S. and foreign patents and pending patent applications, including design patents and industrial designs.

“Permits” means all licenses, permits, franchises, approvals, authorizations, consents or orders of, or filings with, any Governmental Authority that are necessary for the operation of Vinco Ventures.

“Permitted Liens” means (a) landlords’, lessors’, mechanics’, materialmen’s, warehousemen’s, carriers’, workers’, manufacturer’s or repairmen’s Liens or other similar Liens arising or incurred in the ordinary course of business, (b) Liens for Taxes, assessments and other governmental charges not yet due and payable or being contested in good faith by appropriate Legal Proceedings for which adequate reserves have been established in accordance with GAAP, (c) Liens incurred in the ordinary course of business that would not materially impair the value of the assets of a party, (d) Liens to lenders incurred in deposits made in the ordinary course in connection with maintaining bank accounts, (e) Liens arising in the ordinary course of business of production of a program, film or show or other video content (including obligations to pay participations, residuals and other contractual obligations under entertainment industry guild collective bargaining agreements, security interests related to guild collective bargaining agreements, or security interests granted to secure the payment of participations in favor of guilds, production lenders or completion guarantors), (f) Liens created under or in connection with any distribution agreement entered into with a distributor in the ordinary course of business in connection with the distribution, subdistribution or other exploitation of a program, film or show or other video content, (g) deposits or pledges to secure the payment of workers’ compensation, unemployment insurance, social security benefits or obligations arising under similar Laws, or to secure the performance of public or statutory obligations, surety or appeal bonds, and other obligations of a like nature, (h) Liens created by this Agreement or any of the Transaction Documents, or in connection with the transactions contemplated hereby, and (i) except in the case of real property, liens arising under original purchase price conditional sales contracts and equipment leases with third parties.

“Person” means an individual, a corporation, a partnership, an association, a limited liability company, a Governmental Authority, a trust or other entity or organization.

“Pre-Closing Tax Period” means any tax period that ends on or prior to the Closing Date, and with respect to any Straddle Period, the portion of such Straddle Period ending on the Closing Date.

“Premises” means the premises that are leased by a party pursuant to a Lease.

“Publicly Available Software” means any software that is or is derived in any manner in whole or in part from, software that is distributed as free software, open source or under similar licensing or distribution models.

“Registered Vinco Ventures Intellectual Property” means all Patents, Copyrights, Marks and Internet domain names that are Vinco Ventures Intellectual Property.

“Registered ZASH Intellectual Property” means all Patents, Copyrights, Marks and Internet domain names that are ZASH Intellectual Property.

“Representative” or “Representatives” means, with respect to a particular Person, any director, member, limited or general partner, equity holder, officer, employee, agent, consultant, advisor or other representative of such Person, including outside legal counsel, accountants and financial advisors.

“Straddle Period” means any tax period that begins on or before the Closing date and ends after the Closing Date.

“Taxes” means all federal, state or local and all foreign taxes, including income, gross receipts, windfall profits, value added, severance, property, escheat, abandoned or unclaimed property, production, sales, use, duty, license, excise, franchise, employment, withholding or similar taxes, together with any interest, additions or penalties with respect thereto and any interest with respect to such additions or penalties or penalties for failure to file any Tax Return.

“Trade Secrets” mean trade secrets, confidential business information and other proprietary information including, without limitation, designs, research and development information, technical information, specifications, operating and maintenance manuals, methods, engineering drawings, know-how, data, discoveries, inventions, industrial designs and other proprietary rights (whether or not patentable or subject to copyright, mask work, or trade secret protection); in each of the foregoing cases which (i) has economic value to party by virtue of its secrecy; and (ii) that party elects to maintain as a trade secret under applicable Law.

“Transaction Documents” means, with respect to a party, all agreements, certificates and other instruments to be delivered by such party at Closing pursuant to this Agreement.

“Units” has the meaning set forth in the Operating Agreement.

ANNEX B

VINCO VENTURES, INC. CONTRIBUTED ASSETS

Everyday Edisons (Sixty Episodes)

Everyday Edison Academy

Social show concepts Clip show concepts

Influencer Academy

Direct Response Agreement

General Social Monetization Knowledge and Model

ANNEX C

ZASH CONTRIBUTED ASSETS

Assets Contributed by ZASH

ZASH Content Production Studio

Access ZASH Content Editing

Capabilities American Syndication

Media Capabilities

ZASH and its affiliate’s content libraries.

To include but not limited to:

-	Just Jared
-	Animal / Nature Contentfv
-	Historical Reality Show Content
-	Clip Show libraries
-	Behind the scenes movie and interview

access General Content Production Knowledge

ANNEX D

OPERATING AGREEMENT

[Attached.]

ANNEX E

VINCO VENTURES ASSUMED LIABILITIES

Vinco Ventures will assume no outstanding liabilities.

ANNEX F

ZASH ASSUMED LIABILITIES

Zash will assume no outstanding liabilities.

ANNEX G

ASMC DISTRIBUTION AGREEMENT

For good and valuable consideration, receipt of which is hereby acknowledged, American Syndication Media Corporation (“ASMC”) has agreed to provide ZVV (“ZVV”), with a “Revolving Minimum Guarantee Facility” and ZVV has agreed to appoint ASMC its exclusive distributor for all of ZVV’s intellectual property (“Programs”) as provided herein.

Programs

Individually “Program” and collectively, “Programs” shall mean any and all audiovisual works ZVV owns, controls rights to, acquires, produces, creates and/or develops, including but not be limited to individual unscripted programs or unscripted series During the term, ASMC will distribute each Program pursuant to the terms and conditions contained in a Program-specific distribution agreement (“Distribution Agreement”).

Current Programs owned and controlled by ZVV shall be set forth on Schedule B. The parties acknowledge and agree that Schedule B shall be modified from time-to-time.

1.	Capital Investment

ZVV shall seek up to raise up to Twenty Million Dollars ($20,000,000) pursuant to terms and conditions mutually agreeable to Zash and the Company and ASMC. A portion of the proceeds from the investment shall be used for the Minimum Guarantee Obligation (“MG Obligation”). The MG Obligation shall be set forth in a mutually agreed recoupable solely against “Gross Receipts” (defined in Section 10 herein) and shall be paid as follows:

a.	Ten percent (10%) upon delivery to and acceptance by ASMC of the “Delivery Materials “(as defined herein Exhibit A);

b.	Twenty Percent (20%) six (6) months thereafter

c.	Twenty-Five Percent (25%) six (6) months thereafter

2.	Distribution Fee.

For the distribution of each Program, ASMC shall be paid the following distribution fees (“Distribution Fees”):

a.	If ASMC provides the MG Obligation to ZVV for any rights or territories, ASMC shall receive Thirty Percent (15%) of Gross Receipts for the territory and rights that the MG Obligation applies to:

b.	For any rights or territories that ASMC does not provide an MG Obligation, ASMC shall receive the following Distribution Fees for those territories and/or rights:

(i)	If the ZVV or its representatives brings to ASMC multiple licensees to exploit the Program on a multi-territory basis and ASMC enters into a valid license agreement with those licensee, ASMC shall receive Five Percent (5%) of all Gross Receipts attributed to each license;

(ii)	If ASMC finds a licensee to exploit the Program and enters into a valid license agreement with such licensees, ASMC shall receive Ten Percent (10%) of Gross Receipts from those licensees.

c.	Notwithstanding 7(b)(i) and (ii) above, if ZVV or its representatives brings to ASMC a single licensee who acquires worldwide distribution rights to a Program and ASMC enters into a valid license agreement with such licensee, then ASMC shall receive One Percent (1%) of all Gross Receipts attributed to that licensee.

d.	For any completed Programs currently owned by or acquired by ZVV, ASMC shall receive Five (5%) of all Gross Receipts attributed to that licensee.

e.	For all sales after the initial license in a particular territory (“Second Sale”), ASMC shall receive a Ten Percent (10%) Distribution Fee for all Second Sales.

3.	Distribution Costs.

All reasonable direct, actual, verifiable third party out of pocket distribution costs (collectively “Distribution Costs”) incurred by ASMC with respect to the Program shall be advanced by ASMC and shall be recouped from Gross Receipts. Distribution Costs shall include but not be limited to any Delivery Material costs incurred by ASMC, Theatrical Release costs, all home video costs (including but not limited to replication, manufacturing, shipping, returns, reserves for returns, marketing incentive programs (i.e., SPIFF and MDFs), and internal rebate programs), guild obligations (of which ASMC has prior awareness of), advertising, marketing, MPAA rating fees guild residuals, digital encoding costs, streaming, broadband, shipping, satellite feeds, reserves, bad debts not recovered, reasonable and customary discounts, rebates, allowances, adjustments, tape duplication, tape shipping, satellite feeds, advertising agency closed captioning, subtitling, taxes actually paid, Nielsen ratings pro-rated on a reasonable basis to the Program., editing, re-mastering, , contract enforcement (provided any revenue recovered shall be included in Gross Receipts), , collection costs and other expenditures.

4.	Allocation of Gross Receipts.

“Gross Receipts” shall be defined and comprised of all monies received by or credited to ASMC from its licensing, broadcast, exhibition, distribution and/or exploitation of the Program, or any element thereof, in any manner or media. ZVV acknowledges that ASMC makes no representation or warranty as to the amount of Gross Receipts that may be achieved. Gross Receipts shall be allocated as follows and in the following order:

a.	Payment of the Distribution Fee;

b.	Recoupment of Distribution Costs;
c.	ASMC shall recoup the MG Obligation (if paid by SMV) and interest (calculated at 8%) per Annum until recoupment; and
d.	100% of remaining Gross Receipts to ZVV.

5.	Cross Collateralization:

For the avoidance of doubt, ASMC and ZVV each acknowledge and agree that:

a.	ZVV and ASMC shall treat the Program licensed by ZVV to ASMC hereunder as separate and distinct from any other rights to any other motion pictures, television programs or other content that has been or hereafter may be licensed by ZVV to ASMC under any other agreement now existing or hereafter arising (collectively, the “Outside Content”); and

b.	there shall be no crossing or cross-collateralization between the rights in and to the Program licensed hereunder and any rights that have been or hereafter may be licensed by ZVV to ASMC with respect to Outside Content. Without limiting the generality of the foregoing, ASMC agrees that it shall account for and make payments with respect to Gross Receipts, Distribution Costs and any other amounts with respect to the Program without consideration for any Gross Receipts, Distribution Costs or other amounts that may be owing or payable with respect to any Outside Content, and in no event shall ASMC offset, cross- collateralize or apply any Gross Receipts, Distribution Costs and/or other amounts with respect to any Outside Content against any amounts payable to ZVV with respect to the Program under the terms of this Agreement.

6.	Delivery Date.
Essential Delivery Materials shall be delivered to and approved by ASMC on or before _______ (“Delivery Date”). ZVV acknowledges that the Delivery Date is of the essence of this Agreement.

7.	Third Party Obligations.

Excluding supplying the MG Obligation and ZVV’s share of Gross Receipts (including directing such Gross Receipts to the applicable Financers) and any guild residuals, ASMC shall not have any obligation or responsibility for payments that are or may become due to ZVV or third parties by way of profit on revenue participations, royalties, talent or license fees, production related costs, and any such like items whether by way of ASMC’s authorized exploitation of its rights hereunder, the revenues generated there from or otherwise.

8.	Sub-distribution.

With respect to any Program for which (i) ZVV does not request ASMC to provide an MG to facilitate production financing for such Program and (ii) ZVV identifies a proposed licensee who will acquire all rights to exploit such Program as contemplated by Section 8(c) in Schedule A (attached hereto) and provide a minimum guarantee in excess of the production budget for such Program, ASMC shall negotiate in good faith and enter into sub-licenses or sub-distribution agreements with such licensee covering such rights or territories on terms reasonably comparable to the then prevailing market terms.

9.	Remedies.

In the event of a breach by either party hereunder the other party’s sole remedy shall be an action at law for money damages and in no event shall either party be entitled to an injunction, rescission, termination, or any equitable relief.

10.	Assignment.

ASMCshall have the right to assign this Agreement as part of a sale, merger, transfer or other disposition of all or substantially all of ASMC’s assets, or to a lender of ASMC. ZVV shall not have the right to assign this Agreement without ASMC’s written consent.

11.	Notice and Cure.

No failure by either Party to perform any of its obligations under this Agreement shall be deemed a material breach, until the Party claiming breach has given the Party alleged to be in breach written notice of its failure to perform and such failure has not been corrected within thirty (30) days from and after the giving of such notice, provided that such notice has specifically delineated the alleged breach in sufficient detail to enable a cure. In the event the alleged breach is incapable of cure within thirty (30) days, the cure period shall be extended for a reasonable time to enable the cure to be affected.

12.	Representations and Warranties.

Both parties hereto warrant and represent that they each have the right and power to enter into this Agreement, to grant all rights granted herein, and to perform all their respective obligations.

13.	Governing Law.

This Agreement shall be governed and construed exclusively in accordance with the laws of the State of New York applicable to contracts entered and fully to be performed therein. Each of the parties hereto agree that any proceeding arising out of or relating to this Agreement or the breach or threatened breach of this Agreement shall be commenced and prosecuted exclusively in Federal Court in the State of New York, Southern District.

If the terms set forth above meet with your approval, please so indicate by signing in the space provided below.

Yours truly,

AMERICAN SYNDICATION MEDIA CORPORATION

By:
Chief Executive Officer

AGREED TO AND ACCEPTED

ZVV MEDIA PARTNERS, LLC

By: